FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                           THE SECURITIES EXCHANGE ACT

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Commission file number: 333-21277

                   SNAP-ON TOOLS COMPANY MATCHING 401(k) PLAN
             (Exact name of registrant as specified in its charter)

                              10801 Corporate Drive
                           Pleasant Prairie, WI 53158
                                  262-656-5200
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

             Plan interests and common stock issuable under the plan
            (Title of each class of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

               Please place an X in the box(es) to designate, the
            appropriate rule provision(s) relied upon to terminate or
                        suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]   Rule 12h-3(b)(1)(i)  [X]
               Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(ii) [ ]
                                          Rule 15d-6           [ ]

    Approximate number of holders of record as of the certification or notice date: 0


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Pursuant to the requirements of the Securities Exchange Act of 1934
Snap-on Incorporated 401(k) Savings Plan as successor has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 28, 2002


By:   Paul C. Prickett
     -------------------------------------------
      Paul C. Prickett, as Plan Administrator